Exhibit 23.3

CONSENT OF SRK CONSULTING (US), Inc.

The undersigned, SRK Consulting (US) Inc, (“SRK”) hereby states as follows:

Our firm prepared an independent technical report, completed in 2009 (the “Technical Report”), concerning the Mt. Hamilton project currently owned by Mt. Hamilton, LLC of Wheat Ridge, Colorado (“MH-LLC”) a controlled subsidiary of Solitario Exploration & Royalty Corp. (“Solitario”). Portions of the Technical Report are summarized under the caption “Part I – Item 2. Properties – Mt. Hamilton Gold Project” in the Annual Report on Form 10-K of Solitario (the “Form 10-K”) for the year ended December 31, 2010, filed with the United States Securities and Exchange Commission.

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Solitario for the registration of up to $75,000,000 of debt securities, preferred stock, common stock, warrants and units and to the incorporation by reference therein of the summary information concerning the Technical Report, including the reference to our firm included with such information, as set forth above in the Form 10-K.

SRK Consulting (US), Inc.

/s/ Allan V. Moran
Name:	Allan V. Moran

Title:	Principal Geologist; SRK Tuscon

Date:	March 18, 2011